Cohen Fund Audit Services, Ltd.
1350 Euclid Ave., Suite 800
Cleveland, OH 44115-1877

www.cohenfund.com

216.649.1700
216.579.0111 fax

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated December 31, 2012 on the financial statements of Marathon Value Portfolio, a series of Northern Lights Fund Trust III, formerly a series of Unified Series Trust, as of October 31, 2012, and for the periods indicated therein and to the references to our firm in the Prospectus and the Statement of Additional Information in this Post-Effective Amendment to Marathon Value Portfolio's Registration Statement on Form N-1A.

Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.
Cleveland, Ohio
March 8, 2013